Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement of Inpixon on Form S-8 of our report dated April 30, 2021 relating to the financial statements of Design Reactor, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which appears in Amendment 1 of the Current Report on Form 8-K of Inpixon dated July 15, 2021.

/s/ BPM LLP

San Francisco, California

November 22, 2021